Filed Pursuant to Rules 424(b)(3)
and 424(c) of Regulation C
of the Securities Act of 1933

Registration No. 333-50701

VIB CORP
SUPPLEMENT
TO
REOFFER PROSPECTUS DATED APRIL 22, 1998

     This Supplement to Reoffer Prospectus (this “Supplement”) covers the resale by Mr. Richard D. Foss (the “Selling Shareholder”), Chairman of the Board of Directors of VIB Corp (the “Company”), of 6,501 shares of the Company’s common stock, no par value per share (the “Common Stock”), acquired pursuant to that certain stock option agreement executed by and between the Company and the Selling Shareholder in connection with the VIB Corp 1997 Stock Option Plan (the “Plan”).

     The Common Stock is quoted on the National Association of Securities Dealers Automated Quotation — National Market System (the “Nasdaq-NMS”) under the trading symbol “VIBC.” The last sale price for the Common Stock as so reported on October 29, 2001 was $8.99 per share.

     In 1998, a total of 21,228 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 21,228 shares were filed with the Securities and Exchange Commission (the “SEC”).

     In 1999, a total of 30,398 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 30,398 shares were filed with the SEC.

     In 2000, a total of 81,874 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 81,874 shares were filed with the SEC.

     On February 12, 2001, a Supplement to Reoffer Prospectus covering the resale by the Selling Shareholder and Mr. Robert S. Ellison, a director of the Company, of 900 shares and 3,000 shares, respectively (3,900 in aggregate), of the Common Stock, acquired pursuant to those certain stock option agreements executed by and between the Company and the Selling Shareholder and Mr. Ellison Ellison in connection with the Plan, was filed with the SEC. The 3,900 shares of the Common Stock were sold through Sutro & Co., Incorporated (“Sutro”), a licensed broker, on the Nasdaq-NMS on or about February 15, 2001. The Company did not receive any of the proceeds from the sale.

     On March 14, 2001, a Supplement to Reoffer Prospectus covering the resale by Mr. Jack Brittain, Jr., Executive Vice President and Chief Credit Officer of the Company and Ms. Janice Stewart Grady, Senior Vice President and Human Resources Director of the Company, of 11,000 shares and 5,623 shares, respectively (16,623 shares in aggregate), of the Common Stock, acquired pursuant to those certain stock option agreements executed by and between the Company and Mr. Brittain and Ms. Grady in connection with the Plan, was filed with the SEC. The 16,623 shares of the Common Stock were sold through Sutro on the Nasdaq-NMS between the dates of March 20, 2001 and July 5, 2001. The Company did not receive any of the proceeds from the sale.

     On July 9, 2001, a Supplement to Reoffer Prospectus covering the resale by Mr. Robert S. Ellison, a director of the Company, of 5,000 shares of the Common Stock acquired pursuant to that certain stock option agreement executed by and between the Company and Mr. Ellison in connection with the Plan, was filed with the SEC. The 5,000 shares of the Common Stock were sold through Sutro on the Nasdaq-NMS on or about July 12, 2001. The Company did not receive any proceeds from the sale.

     On September 4, 2001, a Supplement to Reoffer Prospectus covering the resale by Ms. Janice Stewart Grady, Senior Vice President and Human Resources Director of the Company, of 4,384 shares of the Common Stock acquired pursuant to that certain stock option agreement executed by and between the Company and Ms. Grady in connection with the Plan, was filed with the SEC. The 4,384 shares of the Common Stock were sold through Sutro on the Nasdaq-NMS on or about September 7, 2001. The Company did not receive any proceeds from the sale.

     Copies of each of the previous Supplements to Reoffer Prospectus covering resales as filed with the SEC are available to the public for inspection at the SEC’s web site at www.sec.gov.

PLAN OF DISTRIBUTION

     The Company has been notified that 6,501 shares of the Common Stock will be sold through Sutro on the Nasdaq-NMS at market on or about November 2, 2001. The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholder. Other than as disclosed herein, there are no other material terms concerning the proposed sale.

The date of this Supplement is October 30, 2001.

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